 FOR IMMEDIATE RELEASE
May 13, 2003

Tellabs to acquire Vivace Networks, expanding into a $3 billion worldwide addressable market for service provider edge switches and routers

Naperville, Ill. – Tellabs plans to acquire privately held Vivace Networks, a leading developer of flexible, high-performance multiservice IP (Internet Protocol) edge switches, for $135 million in cash and employee stock options. The move brings two complementary new products to Tellabs and enables the company to expand into the high-growth global service provider edge router and switch market, estimated at $3 billion in 2003 and growing to $5 billion by 2005, according to industry analyst Infonetics Research. Vivace Networks, a 4-year-old start-up based in San Jose, Calif., recognized its first customer revenues in 2002.

"Acquiring Vivace is the next step on Tellabs' path to profitable growth," said Michael J. Birck, chairman and chief executive officer of Tellabs. "This move enables Tellabs to offer exactly what our customers around the world are looking for-a next-generation platform that helps service providers smoothly migrate from today's services to the most profitable data services of tomorrow."

"We're excited about bringing together Vivace and Tellabs, since our products complement each other perfectly and will combine to create even greater benefits for customers worldwide," said Ken Koenig, chief executive officer and co-founder of Vivace Networks. "We look forward to joining our strengths with those of Tellabs to create products that best fit customers' rapidly growing needs for the converged, multiservice networks of the future."

Tellabs' acquisition of Vivace Networks is expected to close in the third quarter, subject to Hart-Scott-Rodino and Vivace stockholders' approval. Tellabs plans to retain Vivace Networks' employees and offices in San Jose. Koenig will become Tellabs senior vice president, advanced data products, and report to Ed Kennedy, president of Tellabs North America.

"Tellabs will offer customers a complete multiservice IP switch solution that combines Layer 2 and Layer 3 switching at the edge of the network," said Kennedy. "By adding Vivace products to Tellabs' portfolio of carrier-class transport and access systems, we can help customers around the world reduce operating and capital expenses as they deliver profitable new IP and MPLS data services."

"The vision of converged multiservice edge networks is what will drive service provider capex in the long run," said Kevin Mitchell, directing analyst with Infonetics Research. "Many top tier service providers have spoken publicly about their goal of building an IP/MPLS network to deliver both new and legacy data services to their customers."

With the addition of Vivace, Tellabs will be able to offer leading telecom service providers a complete, global transport and data solution to address Layer 1, 2 and 3 network applications. Vivace is currently shipping two multiservice IP switches for the edge of the network that complement the Tellabs® 5000, 6000 and 7000 series of transport and access systems. Combining Tellabs and Vivace products enables data solutions that collectively manage traffic at Layers 0/1 of the network (the physical layer) and seamlessly pass these services to data networking elements that operate at Layer 2 (data link layer) to Layer 3 (network layer). This approach provides one of the most cost-effective and complete transport and data networking solutions for service provider customers worldwide.

Tellabs transport and access products provide a complete bandwidth management solution in metro and regional networks. Vivace Networks' multiservice IP switches combine native Layer 2 switching and Layer 3 routing capabilities, enabling Frame Relay, ATM, Ethernet and IP services to be transported over an MPLS (Multi-Protocol Label Switching) core network. Together, Tellabs and Vivace can enable service providers to leverage their existing infrastructure to cost-effectively migrate their existing Frame Relay and ATM data networks to the new profitable IP and MPLS services of the future. All of these services can be provided with true carrier-class quality of service (QoS) through a single cost-efficient platform that enables service providers to reduce their capital and operating costs.

Vivace Networks' Viva Multiservice IP switch family is made up of two carrier-class systems that provide circuit-switched reliability and predictability over high-performance packet-based networks around the world. The Viva5100 Multiservice IP™ Switch offers over 3000 DS-3 interfaces and 320 Gbps of full-duplex switching capacity in half a rack, making it ideal for larger central offices. The Viva1050 Multiservice IP™ Switch is a flexible high-performance service edge switching platform that provides up to 16 Gbps of port density in a compact form factor ideal for small COs or points-of-presence (POPs), as well as carrier-owned customer-premise or multi-tenant building locations. Tier 1 carriers in both the United States and Asia have deployed Vivace products.

Simultaneous Webcast and Teleconference Replay – Tellabs will host a teleconference at 7:30 a.m. Central time on Tuesday, May 13, to discuss this acquisition. The teleconference number is 212-346-6478. Internet users can hear a simultaneous live webcast of the teleconference. A taped replay of the call will be available for 48 hours, beginning at 9:30 a.m. Central time, at 800-633-8284. (Outside the United States, call 402-977-9140.) When prompted, enter the Tellabs reservation number: 21144420.

Tellabs provides innovative bandwidth management solutions to help carriers around the world move communications most efficiently and effectively. The world communicates through Tellabs™ – most telephone calls and Internet sessions in several countries, including the United States, flow through the company's equipment. Tellabs employee-owners develop and deploy solutions that provide aggregation, grooming and business services in metro/regional networks in more than 100 countries (NASDAQ: TLAB; tellabs.com).

Forward-Looking Statements – This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenues and earnings per share. These forward-looking statements are based on currently available information and involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected. Factors that might cause such a difference include, but are not limited to, risks associated with the size and timing of product sales, customers' equipment deployment plans and budgets, new product acceptance; industry capacity; competitive products and pricing; manufacturing efficiencies, and economic changes impacting the telecommunications industry. For a more detailed description of these and other risk factors, please refer to the company's 10-K, 10-Q and other SEC filings. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

CONTACTS:
Business Media:
George Stenitzer
+1.630.798.3800
george.stenitzer@tellabs.com
Industry media and industry analyst:
Robin Urbanski
+1.630.798.2508
robin.urbanski@tellabs.com
Investor Relations:
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Tellabs and the Tellabs logo are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.